Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Third Quarter Financial Results

Saint Paul, Minn., November 3, 2011-- Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today the results for its first nine months of its fiscal year and third quarter ended September 30, 2011. The results include a non-cash goodwill impairment charge of $11.7 million (pre-tax) triggered by the decline in our market capitalization.

Revenue for the nine months ended September 30, 2011 was $21.7 million compared to $21.1 million for the same period of 2010, while revenue for the third quarter of 2011 was $7.4 million compared to $9.1 million for the same period a year ago. Revenue from royalties was $9.1 million in the first nine months of 2011 compared to $9.2 million in 2010 and $3.3 million in the third quarter of 2011 compared to $3.4 million in the same period of 2010. Product sales were $12.6 million for the first nine months of 2011 compared to $11.9 million in 2010 and were $4.1 million in the third quarter of 2011 compared to $5.7 million in the same period in 2010. Worldwide, RTMS and CitySync product sales in the first nine months of 2011 were $5.8 million and $4.7 million, respectively and for the third quarter of 2011 were $1.7 million and $1.3 million, respectively.

Net loss for the first nine months of 2011 was $(9.3) million or $(1.93) per share compared to net income of $1.9 million or $0.41 per diluted share for the same period in 2010. Net loss for our 2011 third quarter was $(8.7) million or $(1.81) per diluted share compared to net income of $1.1 million or $0.23 per diluted share for the same period in 2010. On a non-GAAP basis, excluding the goodwill impairment charge and intangible asset amortization, both net of tax, net income for the first nine months of 2011 was $530,000 or $0.11 per share and net income for the third quarter was $582,000 or $0.12 per diluted share.

The impairment charge consisted of write-downs to goodwill recorded for our Flow Traffic, RTMS and CitySync acquisitions after which the remaining total goodwill is $3.1 million. There was no impact to our intangible asset balances. The charge is non-cash and does not affect our working capital position.

Ken Aubrey, CEO, said, “Our results reflect an uncertain economic environment in the United States and in portions of Europe, especially in the United Kingdom and southern Europe where governments are facing austerity measures. Revenue fell short of expectations in all our lines of business with the largest shortfalls experienced in our CitySync product line and in our Asian region. We had believed the general economic trend to be improving over the summer but it quickly softened. Additionally, our transition to new management leadership in Asia was slower than planned. Our overall product gross margins remain depressed due mostly to lower than anticipated volume and an unfavorable product mix in the quarter and to a lesser extent due to sporadic increased price competition.

“Although our near term outlook is unpredictable, we remain confident in the long range prospects for our portfolio of detection products and the growing demand for intelligent traffic systems, security, tolling and parking applications. One example of our optimism is our Hybrid product which is expected to launch in Q1 2012. The hardware is in final certification testing and we’re adding a second beta site. This combined video and radar product gives us the opportunity to significantly expand our market by accelerating the conversion from legacy loop detection to above ground detection. We estimate the annual loop market in North America to be at least double that of above ground detection, so even in a shrinking tax base environment we have an opportunity to tap a large market.

“In light of the current circumstances, we expect to execute on plans to reduce operating expenses to align them with an uncertain revenue outlook. We believe we are well capitalized and liquid with cash and investments of $7 million and net current assets of $22 million but it is management’s intent to return to improved profit levels urgently,” continued Mr. Aubrey.

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the 2007 EIS asset acquisition and the 2010 CitySync acquisition and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a provider of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 120,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide. The depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including ANPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 filed in March 2011.

Image Sensing Systems, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share information)
(unaudited)

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
	2011	2010	2011	2010
Revenue
Royalties	$3,337	$3,444	$9,052	$9,222
Product sales	4,085	5,677	12,617	11,886
	7,422	9,121	21,669	21,108
Cost of revenue (exclusive of amortization below)	1,775	2,155	5,598	4,597
Gross profit	5,647	6,966	16,071	16,511

Operating expenses
Selling, marketing and product support	2,616	2,586	7,874	6,588
General and administrative	1,743	1,307	4,749	3,283
Research and development	1,091	989	3,119	2,600
Acquisition related expenses	—	—	—	527
Goodwill impairment	11,685	—	11,685	—
Amortization of intangible assets	417	411	1,243	819
	17,552	5,293	28,670	13,817
Income (loss) from operations	(11,905)	1,673	(12,599)	2,694
Other income (expense), net	1	(74)	7	(146)
Income (loss) before income taxes	(11,904)	1,599	(12,592)	2,548
Income tax expense (benefit)	(3,174)	472	(3,264)	652
Net income (loss)	$(8,730)	$1,127	$(9,328)	$1,896

Basic net income (loss) per share	$(1.81)	$0.23	$(1.93)	$0.42
Diluted net income (loss) per share	$(1.81)	$0.23	$(1.93)	$0.41

Weighted shares – basic	4,836	4,805	4,826	4,471
Weighted shares – diluted	4,836	4,911	4,826	4,584

Reconciliation of GAAP to non-GAAP basis
Non-GAAP operating expenses (1)	$5,450	$4,882	$15,742	$12,471
Non-GAAP income from operations	197	2,084	329	4,040
Other income (expense), net	1	(74)	7	(146)
Non-GAAP income before income taxes	198	2,010	336	3,894
Non-GAAP income tax expense (benefit) (2)	(384)	612	(194)	930
Non-GAAP net income	$582	$1,398	$530	$2,964

Non-GAAP basic net income per share	$0.12	$0.29	$0.11	$0.66
Non-GAAP diluted net income per share	$0.12	$0.28	$0.11	$0.65

Notes to non-GAAP adjustments
(1)	Amortization of intangible assets, goodwill impairment and acquisition related expenses for the applicable period as shown above are removed
(2)

Income tax expense (benefit) is increased (reduced) by impact of (1) at ISS’ marginal tax rate of 34% for 2010 and using the effective rate for 2011 after adjusting for amortization of intangible assets and goodwill impairment

Image Sensing Systems, Inc.
Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

	September 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$4,142	$8,021
Investments	2,680	3,954
Receivables, net	10,235	10,137
Inventories	6,406	4,649
Prepaid expenses and deferred taxes	2,376	2,247
	25,839	29,008
Property and equipment, net	1,340	1,122
Deferred taxes	2,712	—
Goodwill and intangible assets, net	11,498	24,226
	$41,389	$54,356
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$3,714	$4,925
Earn-outs payable	603	2,928
Income taxes payable	—	17
	4,317	7,870
Income taxes payable and deferred taxes	36	465
Shareholders’ equity	37,036	46,021
	$41,389	$54,356

Image Sensing Systems, Inc.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(unaudited)

	Nine-Month Period Ended September 30,
	2011	2010
Operating activities
Net income (loss)	$(9,328)	$1,896
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations
Goodwill impairment	11,685	—
Depreciation and amortization	1,620	1,157
Stock option expense	308	251
Changes in operating assets and liabilities	(6,546)	(2,566)
Net cash provided by (used in) operating activities	(2,261)	738

Investing activities
Purchase of CitySync	—	(7,871)
Purchases of property and equipment, net of disposals	(566)	(224)
Repayment of CitySync seller loans	—	(445)
Payments of earn-outs	(2,361)	(1,541)
Sales of investments	1,274	345
Net cash used in investing activities	(1,653)	(9,736)

Financing activities
Repayment of bank debt	—	(4,556)
Net proceeds from common stock offering	—	8,818
Proceeds from exercise of stock options	70	87
Net cash provided by financing activities	70	4,349

Effect of exchange rate changes on cash	(35)	(74)

Decrease in cash and cash equivalents	(3,879)	(4,723)
Cash and cash equivalents, beginning of period	8,021	14,084
Cash and cash equivalents, end of period	$4,142	$9,361

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